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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No.___)*


                              Gensym Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 37245R 10 7
                          ----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  CUSIP No.  759924 10 3              13G                 Page  2  of  5
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                                  SCHEDULE 13G

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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Lowell B. Hawkinson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP -

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   420,000
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  0
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    420,000
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         440,00; includes 12,000 shares held by trusts for the benefit of the Reporting Person's children and 8,000 shares held by the Reporting Person's spouse. Such shares are reported herein as beneficially owned by the Reporting Person pursuant to Rule 13d-3(a). The Reporting Person disclaims beneficial ownership of such shares pursuant to Rule 13d-4, and the filing of this statement shall not be construed as an admission that the Reporting Person is, for purposes of Section 13(d) or 13(g) of the securities Exchange Act of 1934, as amended, the benficial owner of such shares.

-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         7.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         IN
--------------------------------------------------------------------------------



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  CUSIP No.  759924 10 3              13G                 Page  3  of  5
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                                  SCHEDULE 13G


Item 1(a).  Name of Issuer:
            ---------------

            Gensym Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            125 CambridgePark Drive
            Cambridge, MA  02140

Item 2(a).  Name of Person Filing:
            ----------------------

            Lowell B. Hawkinson

Item 2(b).  Name of Principal Business Office or, if None, Residence:
            ---------------------------------------------------------

            125 CambridgePark Drive
            Cambridge, MA  02140

Item 2(c).  Citizenship:
            ------------

            United States

Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock, $.01 par value per share

Item 2(e).  CUSIP Number:
            -------------

            37245R 10 7

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or
            ---------------------------------------------------------
            13d-2(b), check whether the person filing is a:
            -----------------------------------------------

            Not Applicable

Item 4.     Ownership

            (a) Amount Beneficially Owned:

             440,000


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  CUSIP No.  759924 10 3              13G                 Page  4  of  5
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                                  SCHEDULE 13G



            Includes 12,000 shares held by trusts for the benefit of the Reporting Person's children and 8,000 shares held by the Reporting Person's spouse. Such shares are reported herein as beneficially owned by the Reporting Person pursuant to Rule 13d-3(a). The Reporting Person disclaims beneficial ownership of such shares pursuant to Rule 13d-4, and the filing of this statement shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such shares.

            (b) Percent of Class:

                 7.1%

            (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           420,000

                  (ii)     shared power to vote or to direct the vote:

                           0

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                           420,000

                  (iv) shared power to dispose or to direct the disposition of:

                           0

Item 5.     Ownership Of Five Percent Or Less Of A Class:
            ---------------------------------------------

            Not Applicable

Item 6.     Ownership Of More Than Five Percent On Behalf Of Another Person:
            ----------------------------------------------------------------

            Not Applicable


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  CUSIP No.  759924 10 3              13G                 Page  5  of  5
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                                  SCHEDULE 13G





Item 7.     Identification And Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
the Security Being Reported by the Parent Holding Company:
----------------------------------------------------------

            Not Applicable

Item 8.     Identification and Classification of Members of the Group
            ---------------------------------------------------------

            Not Applicable

Item 9.     Notice of Dissolution of Group
            ------------------------------

            Not Applicable

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 13, 1997
                                                  ------------------------------
                                                        Date


                                                     /s/ Lowell B. Hawkinson
                                                  ------------------------------
                                                         Signature


                                                         Lowell B. Hawkinson
                                                  ------------------------------
                                                         Name/Title